Exhibit 33.4

ACS Education Services Management Assessment

Management of Xerox Education Services LLC, dba ACS Education Services, (hereafter “ACS Education Services” or the “Company”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“SEC”), as noted in Appendix A hereto, relating to the servicing of student loans for which the Company commenced servicing activities for Navient Solutions (formerly known as Sallie Mae) on or after January 1, 2006 (the “Platform”), for the periods noted in Appendix A, except for the servicing criteria noted in Appendix A as “N/A”, which the Company has determined are not applicable to the activities it performs with respect to the Platform. The asset-backed transactions covered by this report are listed in Appendix B hereto.

With respect to servicing criterion 1122(d)(2)(i), management has engaged a vendor to perform the activities required by the servicing criterion. ACS Education Services’ management has determined that the vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and ACS Education Services’ management has elected to take responsibility for assessing compliance with the servicing criterion applicable to the vendor as permitted by Interpretation 200.06 of the SEC Division of Corporation Finance Compliance and Disclosure Interpretations (“Interpretation 200.06”). Management has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. ACS Education Services’ management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criterion.

ACS Education Services’ management has assessed ACS Education Services’ compliance with the applicable servicing criteria for the periods noted in Appendix A. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, for the periods noted in Appendix A, ACS Education Services has complied, in all material respects, with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission, relating to the servicing of the Platform.

ACS Education Services’ management has not identified any material deficiency in its policies and procedures to monitor the compliance by the vendor with servicing criterion 1122(d)(2)(i) as of and for the year ended December 31, 2015 with respect to the Platform.

PricewaterhouseCoopers, LLP, an independent registered public accounting firm, has issued an attestation report with respect to ACS Education Services’ compliance with the applicable servicing criteria for the periods noted in Appendix A.

/s/ Mark Brennan

February 26, 2016

Date

Appendix A

SERVICING CRITERIA ADDRESSED IN

ACS EDUCATION SERVICES MANAGEMENT ASSESSMENT

Definitions:

X(1) – Servicing criterion is applicable as of and for the year ended December 31, 2015.

X(2) – Servicing criterion is applicable as of December 31, 2015 and for the period November 23, 2015 to December, 31, 2015.

N/A – Servicing criterion is not applicable to management’s servicing.

*	– Prior to November 23, 2015, management considered these servicing criteria to require an assessment that any aggregation of information obtained in the course of performing these services, that was required by the terms of the transaction agreements to be conveyed, was mathematically accurate and the information conveyed accurately reflected the information obtained. Beginning November 23, 2015, management performed this assessment under criterion 1122(d)(1)(v).

Reg AB Reference	Servicing Criteria	Applicability

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X(1)

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X(1)

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.	N/A

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	X(1)

1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X(2)

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	X(1)*

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X(1)

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	N/A

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	N/A

Reg AB Reference	Servicing Criteria	Applicability

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X(1)

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X(1)

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X(1)

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	N/A

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	N/A

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	N/A

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	X(1)*

Reg AB Reference	Servicing Criteria	Applicability

1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X(1)*

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X(1)*

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X(1)*

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X(1)

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X(1)*

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.	N/A

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	N/A

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	N/A

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.	N/A

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X(1)*

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Appendix B

INDIVIDUAL ASSET-BACKED TRANSACTIONS

CONSTITUTING THE PLATFORM ADDRESSED IN

ACS EDUCATION SERVICES MANAGEMENT ASSESSMENT

Issuer Name	Transactions
Navient Solutions, Inc.	SLM Student Loan Trust 2010-1
Navient Solutions, Inc.	SLM Student Loan Trust 2011-1
Navient Solutions, Inc.	SLM Student Loan Trust 2011-2
Navient Solutions, Inc.	SLM Student Loan Trust 2011-3
Navient Solutions, Inc.	Navient Student Loan Trust 2014-2
Navient Solutions, Inc.	Navient Student Loan Trust 2014-3
Navient Solutions, Inc.	Navient Student Loan Trust 2014-4
Navient Solutions, Inc.	Navient Student Loan Trust 2014-5
Navient Solutions, Inc.	Navient Student Loan Trust 2014-6
Navient Solutions, Inc.	Navient Student Loan Trust 2014-7